POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Helmy Eltoukhy and Derek Bertocci and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Helmy Eltoukhy Helmy Eltoukhy	Chief Executive Officer (Principal Executive Officer) and Director	March 2, 2020

/s/ Derek Bertocci Derek Bertocci	Chief Financial Officer (Principal Accounting Officer and Principal Financial Officer)	March 2, 2020

/s/ AmirAli Talasaz AmirAli Talasaz	President, Chief Operating Officer and Chairman of the Board of Directors	March 2, 2020

/s/ Bahija Jallal Bahija Jallal	Director	March 2, 2020

/s/ Samir Kaul Samir Kaul	Director	March 2, 2020

/s/ Ian Clark Ian Clark	Director	March 2, 2020

/s/ Stanley Meresman Stanley Meresman	Director	March 2, 2020

/s/ Dipchand Nishar Dipchand Nishar	Director	March 2, 2020